CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated June 29, 2015, relating to the financial statements and financial highlights of Croft Funds Corporation, comprising Croft Value Fund, Croft Income Fund, and Croft Focus Fund, for the year ended April 30, 2015, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen Fund Audit Services, Ltd.

Cleveland, Ohio

July 31, 2015